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                                                                    EXHIBIT 12.2

               COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE
                         (IN THOUSANDS, EXCEPT RATIOS)


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
                                                                    SIX MONTHS ENDED
                                          YEAR ENDED                    JUNE 30,
                                          DECEMBER 31, PRO FORMA   -------------------     PRO FORMA
                                           1995         1995        1995        1996        1996
                                          -------     --------     -------     -------     -------
EBITDA
  Net income (loss).....................  $ 9,902     $ 12,246     $  (251)    $ 2,336     $ 8,457
  Interest..............................   17,620       25,646       8,493       8,188      12,701
  Taxes.................................   (4,692)      (3,225)         --       1,514       5,347
  DD&A..................................   54,815       78,403      23,442      29,607      41,240
  Amortization of deferred hedge
     revenue............................       --           --          --       1,823       1,824
                                           ------      -------      ------      ------      ------
       EBITDA...........................  $77,645     $113,070     $31,684     $43,468     $69,569
                                           ======      =======      ======      ======      ======
Interest expense........................  $17,620     $ 25,646     $ 8,493     $ 8,188     $12,701
       Ratio of EBITDA to interest
          expense.......................      4.4x         4.4x        3.7x        5.3x        5.5x
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